The Ozone Man, Inc.
                         9454 Wilshire Blvd., Penthouse
                            Beverly Hills, CA 90212
                                 (800) 525-1698


                                                 August 8, 2008

Mr. Howard Efron
Staff Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549


                           Re: Ozone Man, Inc.
                               Form 10-KSB For The Year Ended December 31, 2007 Form 10-QSB For The Period Ended March 31, 2008 File No. 0-09908

Dear Mr. Efron:

In response to the comments contained in your letter to the company dated July 21, 2008 this will confirm that:

     . The company is responsible for the adequacy and accuracy of the disclosure in the filing;

     . Staff comments or changes to the disclosure in response to the staff comment do not foreclose the Commission from taking any action with respect to the filing; and

     . The company may not assert staff comment as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.


                                               Sincerely,

                                               The Ozone Man, Inc.

                                                   /s/ Halden Shane
                                               By: ____________________________
                                                   Halden Shane
                                                   Principal Executive Officer